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                                                                    EXHIBIT 99.3

                              ENTERPRISE COMPLETES
                     TEJAS NATURAL GAS LIQUIDS ACQUISITION

     HOUSTON (September 20, 1999) - Enterprise Products Partners L.P. (NYSE:EPD) announced today that it has completed its acquisition of Tejas Natural Gas Liquids, LLC from Tejas Energy, LLC. In exchange for its NGL business, Tejas Energy, an affiliate of Shell Oil Company, received 14.5 million convertible special partnership units in Enterprise and $166 million in cash. Tejas has the opportunity to earn an additional 6.0 million convertible contingency units over the next two years. As part of this transaction, Enterprise has entered into a long-term natural gas processing agreement with Shell for its Gulf of Mexico production.

     Tejas' natural gas liquids ("NGL") businesses include natural gas processing and NGL fractionation, transportation, storage and marketing. All of Tejas' NGL assets in Louisiana and Mississippi are included under the terms of the agreement. This includes its varying interests in eleven natural gas processing plants (including one under construction) with a combined gross capacity of 11.0 billion cubic feet per day (Bcfd) and net capacity of 3.1 Bcfd; four NGL fractionation facilities with a combined gross capacity of 281,000 barrels per day (BPD) and net capacity of 131,500 BPD; four NGL storage facilities with approximately 29.5 million barrels of gross capacity and 8.8 million barrels of net capacity; and over 2,100 miles of NGL pipelines (including a 12.5 percent interest in Dixie Pipeline).

     This acquisition forms a fully integrated Gulf Coast NGL processing, fractionation, storage, transportation and marketing business. Upon the completion of Enterprise's previously announced $245 million, 160,000 BPD NGL pipeline development, expected to be completed in the second half of 2000, the company's NGL production will have access to the major NGL markets on the Texas and Louisiana Gulf Coast, Dixie Pipeline, and global markets through Enterprise's world class export facilities on the Houston Ship Channel.

     "We are excited to complete this strategic transaction and to have Shell as a partner in Enterprise. This transaction establishes a long-term relationship between the largest oil and gas producer with the largest lease position in the NGL-rich deepwater developments in the Gulf of Mexico and the leading midstream provider of NGL fractionation, storage and transportation services," stated O.S. "Dub" Andras, president and chief executive officer of Enterprise.

     "This transaction is expected to be immediately accretive to cash flow for our unitholders and should provide Enterprise with several avenues by which to significantly increase cash flow in the future. Our management team, which after the completion of this transaction owns approximately 68 percent of Enterprise, is very optimistic about the long-term growth prospects for the company as the result of this transaction," added Andras.

     "Entering into this partnership with Enterprise creates strong advantages for Shell," said Walter van de Vijver, president and CEO of Shell Exploration & Production Company. "We believe the partnership is extremely well positioned to succeed in the NGL business, and it meets our long-term needs for natural gas processing capacity to accommodate our growing deepwater production."

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     The value drivers in this agreement include: the long-term natural gas processing agreement with Shell; the expected increase in NGL production associated with deepwater Gulf of Mexico developments and exploitation of continental shelf reserves, establishment of Enterprise across the entire NGL value chain, pricing upgrades on company-owned NGLs through access to multiple markets; a platform for future projects, expansions and acquisitions; optimization of Enterprise's existing downstream facilities; and savings from the elimination of duplicative functions. Furthermore, Enterprise's management team will be enhanced with the addition of key personnel from Tejas NGL.

     The 14.5 million convertible special units received by Tejas at closing represent a 17.6 percent equity ownership in Enterprise. These special units do not accrue distributions and are not entitled to cash distributions until their conversion into common units between August 1, 2000, and August 1, 2001.
If all of the 6.0 million convertible contingency units are earned, they would convert into common units between August 1, 2002 and August 1, 2003. Tejas' ownership interest in Enterprise would then increase to 23.8 percent.

     Enterprise Products Partners L.P., with an enterprise value of over $1.9 billion, is one of the leading midstream energy service companies in North America providing processing, transportation and storage services to producers of NGLs and consumers of NGL products. Enterprise has ownership interests in and operates some of the largest natural gas processing and NGL fractionation facilities in the United States, the largest isobutane complex in the United States, two propylene fractionation facilities, an MTBE production facility, an import/export terminal, approximately 43.7 million barrels of net storage capacity and a 2,400-mile network of pipelines all located along the Gulf Coast. The Gulf Coast accounts for approximately 55% of U.S. NGL production and 75% of U.S. demand for NGLs.

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Enterprise and the General Partner believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the extent of success that major and independent energy companies have in exploiting, exploring developing and producing natural gas and associated natural
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gas liquid reserves in the deepwater and the continental shelf of the Gulf of
Mexico and onshore United States, the timing and extent of changes in commodity prices for crude oil, natural gas, NGLs and interest rates; the extent of the demand for the company's processing, storage and transportation services, which may in part be influenced by the demand for petrochemicals and motor gasoline; the timing and success to develop pipeline and other projects; the extent of success in acquiring natural gas liquids facilities; conditions of the capital and equity markets in the future periods, loss of a significant customer, and the impact of current and future laws and government regulations affecting the NGL industry in general, and the Company's operations in particular. All these factors are difficult to predict and many are beyond the company's control.

Contacts: Randy Fowler, Enterprise Products Partners L.P. (713) 880-6694 or www.epplp.com